EXHIBIT 99.1

Community Partners Bancorp Reports Record Earnings for 2012

  Net income to common shareholders increases 25.0% over 2011
  Net interest margin remains strong at 4.08% for the year and continues to rank among the highest compared to an independently determined peer group
  Loans increase $41.3 million, or 7.8%, from year-end 2011
  Core checking deposits increase $59.1 million, or 40.0%, from year-end 2011
  Non-performing assets decrease 29.1% year over year

TINTON FALLS, N.J., Jan. 28, 2013 (GLOBE NEWSWIRE) -- Community Partners Bancorp (Nasdaq:CPBC), (the "Company"), the parent company of Two River Community Bank ("Two River"), today announced consolidated earnings for the quarter and twelve months ended December 31, 2012.

For the twelve months ended December 31, 2012, the Company reported record net income available to common shareholders of $4.4 million, or $0.54 per diluted share, an increase of $873,000, or 25.0%, over the $3.5 million, or $0.44 per diluted share, reported for the same period in 2011.

Net income to common shareholders for the twelve months ended December 2012 were positively impacted by a $69,000 refund during the third quarter of 2012 from the U.S. Treasury for an overpayment of dividends paid by the Company on our preferred stock issued in connection with the Small Business Lending Fund ("SBLF"). These refunds relate to prior period dividend rate reductions. For the same period in 2011, net income to common shareholders was adversely impacted by the $301,000 remaining discount accretion resulting from the redemption of the preferred stock issued under the U.S. Treasury's TARP Capital Purchase Plan. Excluding the effects of these items, net income to common shareholders for the twelve months ended December 31, 2012 increased $503,000, or 13.3%, over the same period in 2011.

For the quarter ended December 31, 2012, the Company reported net income available to common shareholders of $1.1 million, or $0.14 per diluted share, compared to $1.1 million, or $0.13 per diluted share, for the same period in 2011, an increase of $34,000, or 3.2%. On a linked quarter basis, fourth quarter 2012 net income to common shareholders decreased $93,000, or 7.7%, from third quarter 2012 results.

William D. Moss, President and Chief Executive Officer, stated, "We are pleased with our Company's performance and record earnings for the year, especially in light of the challenging regulatory and economic environment. The earnings growth achieved for both the quarter and full year is reflective of the continued focus we have maintained in driving core earnings while successfully managing credit issues. The $16.4 million increase in loans during the quarter funded by continued growth in core deposits will help set the foundation for improved earnings in 2013. Asset quality continues to remain our top priority, as we remain diligent in our workout process of either liquidating other real estate properties or working with our troubled borrowers to find resolution. During the fourth quarter, we had success in disposing of three OREO properties totaling $1.8 million, which brings our total non-performing assets to $9.2 million, or 1.26% of total assets."

"In support of our growth initiatives, I am also pleased to announce that we have opened our second branch in Red Bank, which will meet the demands of our existing clients and provide greater banking alternatives for the downtown merchants," said Mr. Moss. "This new site also provides a convenient banking location to the Fair Haven - Little Silver market."

Mr. Moss further noted, "As a follow-up to my letter dated December 3, 2012, I would like to report that we undertook a comprehensive review and inspection of all loans with collateral identified as being located within certain impact zones of Superstorm Sandy. In our analysis, we reviewed a total of $26.1 million in loans, comprised of $20.4 million of commercial real estate and commercial and industrial loans, which represented 4.0% of this segment of our loan portfolio, $4.9 million of consumer loans, consisting primarily of home equity products, which represented 12.3% of this segment of our portfolio, and $800 thousand of residential mortgage loans, which represented 4.0% of this segment of our portfolio. We evaluated the impact of the storm relative to the adequacy of the allowance for loan losses. Based on that evaluation, there were no loan charge-offs or specific losses identified at this time. Although the ultimate amount of loan losses relating to the storm is uncertain and difficult to predict, as information continues to be gathered, the Company recorded an additional provision for loan losses of $204,000 for the quarter and year ended December 31, 2012, solely related to the impact of this storm. We continue to meet with clients, working with them in an effort to repair damages to their residences and businesses."

The Company maintained capital ratios in the fourth quarter of 2012 that were in excess of regulatory standards for well-capitalized institutions. At December 31, 2012, the Company's Tier 1 capital to average assets ratio was 10.36%, Tier 1 capital to risk-weighted assets ratio was 12.03% and total capital to risk-weighted assets ratio was 13.28%. Mr. Moss continued, "The capital we received under the SBLF program has supported our lending efforts in serving small business clients in our markets through various loan programs. The growth we have achieved during the latter half of 2012 has afforded us the opportunity to lower the dividend rate on our SBLF preferred stock to 3.5% in the first quarter of 2013 and to 2.0% in the second quarter of 2013." At quarter-end, our tangible book value per common share increased to $7.71 compared to $7.13 at December 31, 2011.

Results for the quarter ended December 31, 2012 also include:

  gains on the sale of investment securities totaling $118,000;

  three OREO property sales totaling $1.8 million in which the Company recorded a net loss of $67,000;

  a $110,000 net decrease in other real estate owned ("OREO") expenses, OREO impairments and loan workout expenses compared to related expenses incurred during the third quarter of 2012;

  a loan loss provision of $430,000, recorded during the fourth quarter 2012, which was a $100,000 increase from the third quarter 2012 provision and an $80,000 increase from the fourth quarter 2011 provision. During the quarter ended December 31, 2012, $68,000 in net recoveries were recorded in the allowance for loan losses, which helped offset the additional provisioning resulting from Superstorm Sandy discussed above.

Net Interest Income and Net Interest Margin

Net interest income for the quarter ended December 31, 2012 totaled $6.6 million, an increase of $186,000, or 2.9%, from the same period in 2011. Average interest-earning assets for the fourth quarter 2012 were $670.2 million, an increase of $48.2 million, or 7.7%, primarily due to increases in both the loan and investment portfolios. Our quarterly yield on interest-earning assets declined by 33 basis points from the same period in 2011, as the current prolonged low interest rate environment has continued to exert pressure on asset yields. In addition, $60,000 of interest and late fee reversals were recorded on loans, which were transferred into non-accrual status during the three months ended December 31, 2012. Our quarterly cost of interest-bearing liabilities declined by 17 basis points from the same period last year due to a combination of lower deposit costs and higher average balances in core checking deposits, which increased $41.1 million, or 27.8%. On a linked quarter basis, net interest income increased by $36,000, or 0.5%, from the third quarter of 2012, also due principally to an increase in our average interest-earning assets partially offset by the aforementioned interest and late fee reversals. Net interest income for the twelve months ended December 31, 2012 totaled $26.2 million, an increase of $412,000, or 1.6%, over the same period in 2011 due primarily to the same year over year items discussed above.

The Company reported a net interest margin of 3.95% for the quarter ended December 31, 2012, representing a decrease of 14 basis points when compared to the 4.09% net interest margin for the quarter ended September 30, 2012 and decreased 17 basis points when compared to the 4.12% net interest margin for the comparable three months ended December 31, 2011. The decline from last year was primarily due to the low interest rate environment as well as the timing of a portion of loan growth, which occurred in the later part of the quarter. The decline from the third quarter of 2012 was due to a $13.3 million increase in our average cash liquidity position, resulting primarily from the growth in our average core checking deposits, coupled with the aforementioned $60,000 of interest and late fee reversals. Both of these items impacted our quarterly margin by approximately 11 basis points. For the twelve months ended December 31, 2012, net interest margin was 4.08%, a decrease of 13 basis points when compared to 4.21% for the same period in 2011, due primarily to the same year over year items discussed above.

Non-Interest Income

Non-interest income for the quarter ended December 31, 2012 totaled $702,000, an increase of $180,000, or 34.5%, compared to the same period in 2011. On a linked quarter basis, non-interest income increased by $105,000, or 17.6%, from the third quarter of 2012. The increase over 2011 was primarily due to $118,000 in gains on the sale of securities recorded in the fourth quarter of 2012. Additionally, there was an increase in fees generated by our residential mortgage department, higher bank-owned life insurance income resulting from increased purchases of such investments in the fourth quarter of 2011 and an increase in service fees on deposit accounts. The increase on a linked quarter basis resulted primarily from the aforementioned securities gains. For the twelve months ended December 31, 2012, non-interest income increased $283,000, or 12.1%, from the same period in 2011. The increase was primarily due to an increase of $271,000 in fees generated by our residential mortgage department, an $87,000 increase in the sale of SBA loans, an increase of $87,000 in bank-owned life insurance income as well as an increase of $62,000 in service fees on deposit accounts and $45,000 in debit card fees. These increases were partially offset by a decrease of $205,000 in securities gains as well as an $80,000 credit loss on a pooled trust preferred security recorded during 2012.

Non-Interest Expense

Non-interest expense for the quarter ended December 31, 2012 totaled $5.0 million, an increase of $247,000, or 5.2%, compared to the same period in 2011. This increase was primarily due to a $158,000 increase in salaries and benefits resulting from higher residential mortgage commissions along with the hiring of additional key personnel as the Company continues to expand its lending division. Additionally, occupancy and equipment expense increased $97,000 and data processing expense increased $62,000. Both increases are primarily due to costs resulting from our new corporate headquarters facility and new Red Bank branch. Additionally, OREO property sales during the fourth quarter of 2012 resulted in a loss of $67,000. These increases were partially offset by lower OREO and loan workout expenses as well as decreases in insurance and other operating expenses. On a linked quarter basis, non-interest expense increased $44,000, or 0.9%, from the $4.9 million reported for the third quarter of 2012. This increase from last quarter was primarily due to higher occupancy and equipment expenses, data processing expenses, professional fee expenses and OREO loss on sales. These increases were partially offset by lower OREO and loan workout expenses, lower salaries and benefit expenses and other operating expenses. Non-interest expense for the twelve months ended December 31, 2012 totaled $19.8 million, an increase of $754,000, or 3.9%, over the same period in 2011, due primarily to the same year over year items discussed above.

Balance Sheet Activity

Total assets as of December 31, 2012 reached a record $733.9 million, an increase of 8.8%, compared to $674.6 million as of December 31, 2011. Total loans as of December 31, 2012 were $571.4 million, an increase of 7.8%, compared to $530.1 million reported at December 31, 2011. Total deposits as of December 31, 2012 were $606.8 million, an increase of 9.6%, compared with $553.9 million as of December 31, 2011. Core checking deposits at December 31, 2012 increased $59.1 million, or 40.0%, when compared to year-end 2011, while savings accounts, inclusive of money market deposits, increased 2.7%. Conversely, higher cost time deposits decreased 12.3% over this same period.

Asset Quality

The Company's non-performing assets at December 31, 2012 decreased to $9.2 million as compared to $12.0 million at September 30, 2012 and $13.0 million at December 31, 2011. Non-accrual loans were $7.5 million at December 31, 2012 compared to $4.7 million at September 30, 2012 and $5.2 million at December 31, 2011. The increase in non-accrual loans during the fourth quarter was due to the addition of six credits totaling $2.8 million, all of which are secured by real estate. Loans past due 90 days or more and still accruing at quarter-end 2012 decreased to $2,000 as compared to $3.7 million at September 30, 2012 and none at December 31, 2011. This decrease was primarily due to two credits totaling $647,000, which were paid off in full, and one credit totaling $2.8 million that was reinstated and is anticipated to be substantially deleveraged during the first half of 2013. OREO properties decreased to $1.8 million from $3.6 million at September 30, 2012 and $7.8 million at December 31, 2011.

The Company's non-performing assets at December 31, 2012, as a percentage of total assets, were 1.26%, down from the 1.71% at September 30, 2012 and down from the 1.93% reported at December 31, 2011. This decrease from the prior quarter is a direct result of the decrease in the above-mentioned loans reporting past due 90 days or more and the decrease in OREO properties. Troubled Debt Restructured loan balances decreased to $9.6 million at December 31, 2012 from $9.9 million at September 30, 2012 and increased from $7.6 million reported at December 31, 2011. The decrease from September 30, 2012 is primarily due to one commercial loan, which was paid in full, partially offset by the addition of two commercial loans.

The Company's allowance for loan losses was $8.0 million at December 31, 2012 compared to $7.3 million at December 31, 2011. Loss allowance as a percentage of total loans at December 31, 2012 was 1.40% compared to 1.35% at September 30, 2012 and 1.38% at December 31, 2011. During the quarter ended December 31, 2012, $53,000 of charge-offs were taken in connection with one credit for which the full amount of the charge-off had previously been reserved. Additionally, $121,000 in recoveries were recaptured during the three months ended December 31, 2012.

About the Company

Community Partners Bancorp is the holding company for Two River Community Bank, which is headquartered in Tinton Falls, New Jersey. Two River Community Bank currently operates 16 branches throughout Monmouth and Union Counties and two regional lending offices in New Brunswick and Summit, New Jersey. More information about Two River Community Bank is available at www.tworiverbank.com. More information about Community Partners is available at www.communitypartnersbancorp.com.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as "expect," "look," "believe," "anticipate," "may," "will," "should," "projects" or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements, and no undue reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, unanticipated changes in the financial markets and the direction of interest rates; volatility in earnings due to certain financial assets and liabilities held at fair value; stronger competition from banks, other financial institutions and other companies; changes in loan, investment and mortgage prepayment assumptions; insufficient allowance for credit losses; a higher level of net loan charge-offs and delinquencies than anticipated; material adverse changes in Community Partners' operations or earnings; a decline in the economy in Community Partners' primary market areas; changes in relationships with major customers; changes in effective income tax rates; higher or lower cash flow levels than anticipated; inability to hire or retain qualified employees; a decline in the levels of deposits or loss of alternate funding sources; a decrease in loan origination volume; changes in laws and regulations, including issues related to compliance with anti-money laundering and the bank secrecy act laws; adoption, interpretation and implementation of new or pre-existing accounting pronouncements; operational risks, including the risk of fraud by employees or outsiders; and the inability to successfully implement new lines of business or new products and services. For a list of other factors which would affect Community Partners' results, see Community Partners' filings with the Securities and Exchange Commission, including those risk factors identified in the "Risk Factor" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2011. The statements in this press release are made as of the date of this press release, even if subsequently made available by Community Partners on its website or otherwise. Community Partners assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

COMMUNITY PARTNERS BANCORP
Selected Consolidated Financial Data (Unaudited)

(Dollars in thousands except per share data)
	December 31,	September 30,	December 31,
Selected Period End Balances:	2012	2012	2011
Total Assets	$ 733,895	$ 705,130	$ 674,554
Investment Securities and Restricted Stock	75,383	66,788	62,797
Total Loans	571,447	555,038	530,130
Allowance for Loan Losses	(7,984)	(7,486)	(7,310)
Goodwill and Other Intangible Assets	18,377	18,415	18,540
Total Deposits	606,770	577,671	553,912
Repurchase Agreements	16,710	18,866	16,218
Long-term Debt	13,500	13,500	13,500
Shareholders' Equity	91,965	90,931	87,134

	December 31,	September 30,	June 30,	March 31,	December 31,
Asset Quality Data:	2012	2012	2012	2012	2011
Nonaccrual loans	$ 7,472	$ 4,689	$ 5,216	$ 4,517	$ 5,240
Loans past due over 90 days and still accruing	2	3,744	49	482	--
OREO property	1,752	3,593	3,593	7,281	7,765
Total Non-Performing Assets	9,226	12,026	8,858	12,280	13,005

Troubled Debt Restructured Loans	9,551	9,852	9,737	9,781	7,579

Non-Performing Loans to Total Loans	1.31%	1.52%	0.96%	0.93%	0.99%
Allowance as a % of Loans	1.40%	1.35%	1.32%	1.31%	1.38%
Non-Performing Assets to Total Assets	1.26%	1.71%	1.27%	1.79%	1.93%

	December 31, 2012			December 31, 2011
	Tier 1 Capital to	Tier 1 Capital to	Total Capital to	Tier 1 Capital to	Tier 1 Capital to	Total Capital to
	Average Assets	Risk Weighted	Risk Weighted	Average Assets	Risk Weighted	Risk Weighted
Capital Ratios:	Ratio	Assets Ratio	Assets Ratio	Ratio	Assets Ratio	Assets Ratio
Community Partners Bancorp	10.36%	12.03%	13.28%	10.39%	12.01%	13.26%
Two River Community Bank	10.35%	12.02%	13.27%	10.38%	12.00%	13.25%
"Well capitalized" institution (under Federal regulations)	5.00%	6.00%	10.00%	5.00%	6.00%	10.00%

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
Selected Consolidated Earnings Data:	2012	2012	2011	2012	2011
Total Interest Income	$ 7,762	$ 7,739	$ 7,739	$ 30,838	$ 31,046
Total Interest Expense	1,113	1,126	1,276	4,618	5,238
Net Interest Income	6,649	6,613	6,463	26,220	25,808
Provision for Loan Losses	430	330	350	1,380	2,205
Net Interest Income after Provision for Loan Losses	6,219	6,283	6,113	24,840	23,603

Net other-than-temporary impairment charges to earnings	--	(32)	--	(80)	--
Other Non-Interest Income	702	629	522	2,707	2,344
Total Non-Interest Income	702	597	522	2,627	2,344

FDIC Insurance Expense	142	139	140	553	673
Other Non-Interest Expenses	4,821	4,780	4,576	19,294	18,420
Total Non-Interest Expenses	4,963	4,919	4,716	19,847	19,093

Income before Income Taxes	1,958	1,961	1,919	7,620	6,854
Income Tax Expense	718	727	717	2,805	2,546
Net Income	1,240	1,234	1,202	4,815	4,308

Preferred Stock Dividend & Discount Accretion	130	31	126	448	814

Net Income available to common shareholders	$ 1,110	$ 1,203	$ 1,076	$ 4,367	$ 3,494

Per Common Share Data:
Basic Earnings	$ 0.14	$ 0.15	$ 0.14	$ 0.55	$ 0.44
Diluted Earnings	$ 0.14	$ 0.15	$ 0.13	$ 0.54	$ 0.44
Book Value	$ 10.02	$ 9.89	$ 9.46	$ 10.02	$ 9.46
Tangible Book Value (1)	$ 7.71	$ 7.58	$ 7.13	$ 7.71	$ 7.13
Average Common Shares Outstanding (in thousands):
Basic	7,966	7,952	7,933	7,950	7,900
Diluted	8,143	8,138	8,040	8,124	8,015

Other Selected Ratios:
Return on Average Assets	0.68%	0.71%	0.71%	0.69%	0.65%
Return on Average Tangible Assets (1)	0.70%	0.73%	0.73%	0.71%	0.67%
Return on Average Equity	5.40%	5.47%	5.53%	5.36%	5.16%
Return on Average Tangible Equity (1)	6.77%	6.87%	7.03%	6.75%	6.64%
Net Interest Margin	3.95%	4.09%	4.12%	4.08%	4.21%

(1) Non-GAAP Financial Information. See the "Reconciliation of Non-GAAP Financial Measures" below.

Reconciliation of Non-GAAP Financial Measures

The press release contains certain financial information determined by methods other than in accordance with generally accepted accounting policies in the United States (GAAP). These non-GAAP financial measures are "net income available to common shareholders excluding U.S. Treasury preferred stock refund and accelerated discount accretion," "diluted earnings per common share excluding U.S. Treasury preferred stock dividend refund and accelerated discount accretion," "tangible book value per share," "return on average tangible assets," and "return on average tangible equity." This non-GAAP disclosure has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Our management uses these non-GAAP measures in its analysis of our performance because it believes these measures are material and will be used as a measure of our performance by investors.

				As of and for the
	As of and for the Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2012	2012	2011	2012	2011

Net Income available to common shareholders	$ 1,110	$ 1,203	$ 1,076	$ 4,367	$ 3,494
Effect of U.S. Treasury preferred stock refund	--	(69)	--	(69)	--
Effect of accelerated portion of discount accretion	--	--	--	--	301
Net Income available to common shareholders excluding U.S. Treasury preferred stock refund and accelerated discount accretion	$ 1,110	$ 1,134	$ 1,076	$ 4,298	$ 3,795

Diluted Earnings per common share	$ 0.14	$ 0.15	$ 0.13	$ 0.54	$ 0.44
Effect of U.S. Treasury preferred stock refund	--	(0.01)	--	(0.01)	--
Effect of accelerated portion of discount accretion	--	--	--	--	0.04
Diluted Earnings per common share excluding U.S. Treasury preferred stock refund and accelerated discount accretion	$ 0.14	$ 0.14	$ 0.13	$ 0.53	$ 0.48

Book value per common share	$ 10.02	$ 9.89	$ 9.46	$ 10.02	$ 9.46
Effect of intangible assets	(2.31)	(2.31)	(2.33)	(2.31)	(2.33)
Tangible book value per common share	$ 7.71	$ 7.58	$ 7.13	$ 7.71	$ 7.13

Return on average assets	0.68%	0.71%	0.71%	0.69%	0.65%
Effect of intangible assets	0.02%	0.02%	0.02%	0.02%	0.02%
Return on average tangible assets	0.70%	0.73%	0.73%	0.71%	0.67%

Return on average equity	5.40%	5.47%	5.53%	5.36%	5.16%
Effect of average intangible assets	1.37%	1.40%	1.50%	1.39%	1.48%
Return on average tangible equity	6.77%	6.87%	7.03%	6.75%	6.64%
CONTACTS: William D. Moss, President & CEO
         Community Partners Bancorp
         732-389-8722 wmoss@tworiverbank.com

         A. Richard Abrahamian, Executive Vice President & CFO
         Community Partners Bancorp
         732-216-0167 rabrahamian@tworiverbank.com